Exhibit (d)(2)

                          EATON VANCE MUNICIPALS TRUST

                          INVESTMENT ADVISORY AGREEMENT

                           ON BEHALF OF [NAME OF FUND]


     AGREEMENT made as of this 1st day of October, 2004, between Eaton Vance Municipals Trust, a Massachusetts business trust (the "Trust"), on behalf of [NAME OF FUND] (the "Fund") and Boston Management and Research, a Massachusetts business trust (the "Adviser").

     1. DUTIES OF THE ADVISER. The Trust hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

     The Adviser hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of the Adviser's organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Adviser's organization and all personnel of the Adviser performing services relating to research and investment activities. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     The Adviser shall provide the Fund with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Fund's investments. As investment adviser to the Fund, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund's assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, all as from time to time amended. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions which it deems necessary or desirable to implement the investment policies of the Trust and the Fund.

     The Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices which are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research
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services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Adviser is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold or is selling shares of the Fund or any other series of the Trust, or any one or more investment companies sponsored by the Adviser or its affiliates.

     2. COMPENSATION OF THE ADVISER. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund, on a daily basis, compensation in an amount equal to the aggregate of: (a) a daily asset-based fee computed by applying the annual asset rate applicable to that portion of the total daily net assets of the Fund in each Category as indicated below:

  CATEGORY       DAILY NET ASSETS                             ANNUAL ASSET RATE
  --------       -----------------                            -----------------
     1           Up to $500 million                                0.300%
     2           $500 million but less than $1 billion             0.275%
     3           $1 billion but less than $1.5 billion             0.250%
     4           $1.5 billion but less than $2 billion             0.225%
     5           $2 billion but less than $3 billion               0.200%
     6           $3 billion and over                               0.175%, plus

(b) a daily income-based fee computed by applying the daily income rate applicable to that portion of the total daily gross income of the Fund (which portion shall bear the same relationship to the total daily gross income on such day as that portion of the total daily net assets of the Fund in the same Category bears to the total daily net assets on such day) in each Category as indicated below:

  CATEGORY       DAILY NET ASSETS                             DAILY INCOME RATE
  --------       -----------------                            -----------------
     1           Up to $500 million                                 3.00%
     2           $500 million but less than $1 billion              2.75%
     3           $1 billion but less than $1.5 billion              2.50%
     4           $1.5 billion but less than $2 billion              2.25%
     5           $2 billion but less than $3 billion                2.00%
     6           $3 billion and over                                1.75%

Such daily compensation shall be paid monthly in arrears on the last business day of each month. The Fund's daily net assets and gross income shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

     The Adviser may, from time to time, waive all or a part of the above compensation.

     3. ALLOCATION OF CHARGES AND EXPENSES. It is understood that the Fund will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence,
(ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, and redemption of shares, (viii) expenses of registering and
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qualifying the Fund and its shares under federal and state  securities  laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund's principal underwriter, if any, as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor,
(x) expenses of reports to governmental officers and commissions, (xi) insurance
expenses,   (xii)  association   membership  dues,  (xiii)  fees,  expenses  and
disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund, (xv) expenses for servicing the shareholder accounts,
(xvi) any direct charges to shareholders  approved by the Trustees of the Trust,
(xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser's organization, (xviii) all payments to be made and expenses to be assumed by the Fund pursuant to any one or more distribution plans adopted by the Trust on behalf of the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, and (xix) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

     4. OTHER INTERESTS. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Adviser may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance" or "Boston Management and Research" or any combination thereof as part of their name, and that the Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

     5. LIMITATION OF LIABILITY OF THE ADVISER. The services of the Adviser to the Fund are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

     6. SUB-INVESTMENT ADVISERS. The Adviser may employ one or more sub-investment advisers from time to time to perform such of the acts and services of the Adviser, including the selection of brokers or dealers or other persons to execute the Fund's portfolio security transactions, and upon such terms and conditions as may be agreed upon between the Adviser and such sub-investment adviser and approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940.

     7. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including March 31, 2006 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after March 31, 2006 is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of the Adviser, as the case may be, and the Trust may, at any time upon such written notice to the Adviser, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

     8. AMENDMENTS OF THE AGREEMENT. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund.

     9. LIMITATION OF LIABILITY. The Adviser expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the shareholders of the Fund, the Trustees and officers of the Trust, and the Adviser hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and the Adviser arising out of this Agreement and shall not seek satisfaction from the shareholders or any shareholder of the Fund or any Trustee or officer of the Trust.

     10. USE OF NAME "EATON VANCE". The Adviser hereby consents to the use by the Fund of the name "Eaton Vance" as part of the Fund's name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Fund. The name "Eaton Vance" or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use of the name "Eaton Vance". The Adviser shall have the right to require the Fund to cease using the name "Eaton Vance" as part of the Fund's name if the Fund ceases, for any reason, to employ the Adviser or one of its affiliates as the Fund's investment adviser. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions.

     11. CERTAIN DEFINITIONS. The terms "assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the
outstanding   voting   securities"   shall  mean  the  vote,  at  a  meeting  of
shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.
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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed on the day and year first above written.

                                        EATON VANCE MUNICIPALS TRUST
                                        (on behalf of [NAME OF FUND])


                                        By:  /s/ THOMAS J. FETTER
                                             -----------------------------------
                                             President


                                        BOSTON MANAGEMENT AND RESEARCH


                                        By:  /s/ ROBERT B. MACINTOSH
                                             -----------------------------------
                                             Vice President
                                             and not individually

                              SCHEDULE FOR TEMPLATE
                         INVESTMENT ADVISORY AGREEMENTS

The template of the investment advisory agreement is being filed on behalf of 2 individual Funds, each a series of Eaton Vance Municipals Trust. The only difference between the agreements follows:

FUND NAMES:
The "name of Fund" for each agreement is listed below:


        NAME OF FUND
        ------------
        Eaton Vance California Municipals Fund
        Eaton Vance National Municipals Fund